Exhibit 21

SUBSIDIARIES OF REGISTRANT

The Company has the following wholly owned subsidiaries as of December 31, 2015, all of which are Delaware limited liability companies:

GMR Memphis LLC

GMR Pittsburgh LLC

GMR Asheville LLC

GMR Omaha LLC